Exhibit 99.2

UNION PACIFIC CORPORATION

2021 EMPLOYEE STOCK PURCHASE PLAN

1. Purpose and Effect of Plan

The purpose of the Union Pacific Corporation 2021 Employee Stock Purchase Plan (the “Plan”) is to secure for the Company and its shareholders the benefits of the incentive inherent in the ownership of Common Stock by present and future employees of the Company and its Subsidiaries and Affiliates. The Plan will become effective when it is approved by the Company’s shareholders (the “Effective Date”).

2. Shares Reserved for the Plan

There shall be reserved for issuance and purchase by Participating Employees under the Plan an aggregate of 10 million shares of Common Stock, subject to adjustment as provided in Section 12. Shares of Common Stock issued under the Plan may consist of newly issued shares, shares acquired from treasury held by the Company, or shares purchased on the open market.

3. Definitions

As used in the Plan, the following terms shall have the meanings set forth below:

(a) “Act” means the Securities Exchange Act of 1934, as amended, or any successor thereto.

(b) “Affiliate” means any entity in which the Company has a substantial direct or indirect equity interest, as determined by the Committee from time to time.

(c) “Base Compensation” means, unless otherwise determined by the Committee: (i) with respect to an Eligible Employee that is an agreement employee of the Employer, “Compensation” as such term is defined in Section 2.13(a) of the Union Pacific Agreement Employee 401(k) Retirement Thrift Plan, as may be amended from time to time; and (ii) with respect to an Eligible Employee that is a nonagreement employee of the Employer, “Compensation” as such term is defined in Section 2.22(a) of the Union Pacific Corporation Thrift Plan, as may be amended from time to time.

(d) “Beneficiary” means the beneficiary designated by the Participating Employee in accordance with Section 13(c), or if no beneficiary designation is in effect under this Plan or if the Participating Employee’s designated beneficiary predeceases him, the Participating Employee’s beneficiary shall be his or her estate.

(e) “Board” means the Board of Directors of the Company.

(f) “Business Day” means a day on which the New York Stock Exchange is open for trading in Common Stock or, if trading in Common Stock is suspended, the next following day on which the New York Stock Exchange is open for trading and on which trading in Common Stock is no longer suspended.

(g) “Code” means the Internal Revenue Code of 1986, as amended.

(h) “Committee” means the Compensation and Benefits Committee of the Board (or any successor committee), or such other committee as designated by the Board to administer the Plan under Section 4.

(i) “Common Stock” means the common stock of the Company, par value $2.50 a share, or such other class or kind of shares or other securities as may be applicable under Section 12.

(j) “Company” means Union Pacific Corporation, a Utah corporation, and any successor by merger, consolidation or otherwise.

(k) “Disability” means a disability for which the Participating Employee has been determined to be disabled under the provisions of: (i) an applicable long-term disability plan of the Company or a Subsidiary; (ii) the Railroad Retirement Act; or (iii) the Social Security Act.

(l) “Eligible Employee” means any employee of the Company or any of its Subsidiaries or Affiliates who meets the eligibility requirements of Section 5.

(m) “Employer” means the Company or Subsidiary or Affiliate employing an Eligible Employee.

(n) “Enrollment Form” means the form submitted to the Senior Human Resources Officer (or designee) by an Eligible Employee electing to participate in the Plan pursuant to Section 6.

(o) “Fair Market Value” means as of any date, the value of the Common Stock determined as follows: (i) if the Common Stock is listed on any established stock exchange, system or market, its Fair Market Value shall be the closing price for the Common Stock as quoted on such exchange, system or market as reported in the Wall Street Journal or such other source as the Committee deems reliable; and (ii) in the absence of an established market for the Common Stock, the Fair Market Value thereof shall be determined in good faith by the Committee by the reasonable application of a reasonable valuation method, taking into account factors consistent with Treas. Reg. § 409A-1(b)(5)(iv)(B) as the Committee deems appropriate.

(p) “Investment Account” means the account established for each Participating Employee pursuant to Section 9 to account for Common Stock purchased under the Plan.

(q) “Investment Date” means the 15th day of each calendar month (or the most recent Business Day in the event the 15th is not a Business Day), or such other date(s) as determined by the Committee.

(r) “Participating Employee” means an Eligible Employee who elects participate in the Plan by submitting an Enrollment Form pursuant to Section 6.

(s) “Payroll Deduction Account” means the account established for a Participating Employee to reflect payroll deductions pursuant to Section 6.

(t) “Purchase Price” means the Fair Market Value on the date of purchase for each whole and fractional share of Common Stock purchased under the Plan.

(u) “Senior Human Resources Officer” means the senior human resources officer of the Company or Union Pacific Railroad Company (or such other officer with similar authority).

(v) “Subsidiary” means any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company if, as of an Investment Date, each of the corporations other than the last corporation in the unbroken chain owns stock possessing 100% of the total combined voting power of all classes of stock in one of the other corporations in such chain.

(w) “Termination of Employment” means for any Employee, his or her death, retirement, resignation, discharge, Disability or any absence that causes him to cease to be an employee of the Company, its Affiliates and Subsidiaries.

4. Administration of the Plan

The Plan shall be administered by the Committee. The Board shall fill vacancies on, and from time to time may remove or add members to, the Committee.

Subject to the express provisions of the Plan, the Committee (and any designee delegated by the Committee with such authority) shall have the authority to take any and all actions necessary to implement the Plan and to interpret the Plan, to prescribe, amend and rescind rules and regulations relating to the Plan, and to make all other determinations necessary or advisable in administering the Plan. All of such actions, interpretations and determinations shall be final and binding upon all persons.

A quorum of the Committee shall consist of a majority of its members and the Committee may act by vote of a majority of its members at a meeting at which a quorum is present, or without a meeting by a written consent to its actions signed by all members of the Committee. The Committee hereby delegates to and designates the Senior Human Resources Officer, and to his or her delegates or designees (which may include a non-Affiliate or non-Subsidiary entity designated to administer the Plan), the authority to assist the Committee in the day-to-day administration of the Plan and to execute agreements or other documents entered into under this Plan on behalf of the Committee or the Company. The Committee may further designate and delegate to one or more additional officers or employees of the Company or any Subsidiary or Affiliate, and/or one or more agents, authority to assist the Committee in any or all aspects of the day-to-day administration of the Plan.

No member of the Committee or the Board shall be liable for any action, omission, or determination relating to the Plan, and the Company shall indemnify and hold harm less each member of the Committee and each other director, employee or consultant of the Company to whom any duty or power relating to the administration or interpretation of the Plan has been delegated against any cost or expense (including counsel fees) or liability arising out of any action, omission or determination relating to the Plan, to the maximum extent permitted by law.

5. Eligible Employees

Subject to the limitations of this Section 5, all employees of the Company and its Subsidiaries and, to the extent so designated by the Committee, Affiliates shall be eligible to participate in the Plan. To be an employee eligible to participate in the Plan, a person must be actively employed by the Employer and customarily paid through the Employer’s regular payroll. For purposes of this Section 5, the following persons shall not be employees eligible to participate in the Plan:

(a) any person acting as a non-employee director of the Employer;

(b) any person designated by the Employer as an independent contractor;

(c) any person who is a “leased employee” within the meaning of Section 414(n) of the Code; and

(d) any student (high school, college or graduate school) or intern who, when hired, is expected to work on a short-term basis.

It is expressly intended that all such persons under clauses (a), (b) and (c) are to be excluded from Plan participation even if a court or administrative agency determines that such persons are common law employees.

6. Participation

(a)  An Eligible Employee may become a Participating Employee by submitting to the Senior Human Resources Officer (or designee) an Enrollment Form, on or before a date determined by the Committee. The Enrollment Form must be submitted in the manner (i.e., written or electronic) specified by the Senior Human Resources Officer (or designee).

(b)  At the time an Eligible Employee submits an Enrollment Form, such Participating Employee will elect to have regular payroll deductions equal to an elected percentage of the Participating Employee’s Base Compensation for each payroll period. A Participating Employee may elect at any time to increase, decrease, or eliminate such Participating Employee’s regular payroll deduction by filing a form in the manner specified by the Senior Human Resources Officer (or designee), subject to any restrictions that may be imposed by the Company; provided, however, that such payroll deductions are subject to a minimum deduction of 1% of Base Compensation for that payroll period, and any maximum deduction determined by the Committee.

(c) For purposes of Section 6(b), a Participating Employee’s Base Compensation for any payroll period shall be the actual Base Compensation paid to the Participating Employee during such payroll period taking into account only the Base Compensation paid with respect to payroll periods during which payroll deductions were being made under the Plan. In addition, the total of regular payroll deductions under the Plan for a Participating Employee in any calendar year shall not exceed $15,000, or such other amount determined by the Committee. All regular payroll deductions shall be credited as soon as practicable to the Payroll Deduction Account that the Company has established with respect to the Participating Employee. The Company is under no obligation to invest amounts in a Participating Employee’s Payroll Deduction Account prior to the purchase of shares and partial shares of Common Stock in accordance with Section 7 herein.

7. Method of Purchase and Investment Accounts

(a) Subject to Section 13, each Participating Employee shall receive a matching contribution to his or her Payroll Deduction Account as and when payroll deductions are made by the Participating Employee to his or her Payroll Deduction Account pursuant to Section 6 equal to 40% of the Participating Employee’s payroll deductions for the payroll period which are not in excess of 5% of such Participating Employee’s Base Compensation for such payroll period; provided, however, that the Committee may change from time to time the method of determining and/or the amount of matching contributions provided to Participating Employees. In addition, the Committee may make additional contributions from time to time to a Participating Employee’s Payroll Deduction Account. The Company is under no obligation to invest matching contributions credited in a Participating Employee’s Payroll Deduction Account prior to the purchase of shares and partial shares of Common Stock in accordance with Section 7 herein.

(b) Subject to Sections 6 and 13, each Participating Employee having eligible funds in his or her Payroll Deduction Account on an Investment Date shall be deemed, without any further action, to have purchased the number of whole and fractional shares that the eligible funds in his or her Payroll Deduction Account could purchase at the applicable Purchase Price on that Investment Date. All whole and fractional shares purchased shall be maintained in a separate Investment Account for each Participating Employee.

(c)  All cash dividends paid with respect to the whole and fractional shares of Common Stock held in a Participating Employee’s Investment Account shall be used as soon as practicable to purchase additional shares of Common Stock at the Purchase Price on the date of purchase. All such additional shares, along with any dividends paid in shares of Common Stock, shall be added to the shares held for the Participating Employee in his or her Investment Account. Expenses incurred in the purchase of such shares of Common Stock shall be paid by the Company. Any distribution of shares or other property with respect to whole or fractional shares of Common Stock held in a Participating Employee’s Investment Account, other than a cash dividend or dividend of Common Stock, shall be distributed to the Participating Employee as soon as practicable. In the event of such a distribution, whole shares shall be issued and fractional shares shall be sold and the proceeds of sale, less selling expenses and other applicable charges, distributed to the Participating Employee.

8. Stock Purchases

The Company shall issue shares of Common Stock to be credited to the Investment Accounts of the Participating Employees as of each Investment Date (or as soon as practicable thereafter) and each date as of which shares of Common Stock are purchased with reinvested cash dividends (or as soon as practicable thereafter).

9. Title of Accounts

The Senior Human Resources Officer (or designee) shall establish and maintain an Investment Account with respect to each Participating Employee. Each Investment Account shall be in the name of the Participating Employee.

10. Rights as a Shareholder

(a)  Prior to the Investment Date on which shares of Common Stock are to be purchased by a Participating Employee, such Participating Employee shall not have any rights as a shareholder of the Company with respect to such shares of Common Stock. Each Participating Employee shall be a general unsecured creditor of the Company to the extent of any amounts deducted under the Plan from such Participating Employee’s Base Compensation during the period prior to the Investment Date on which such amounts are applied to the purchase of Common Stock for the Participating Employee.

(b)  From and after the Investment Date on which shares of Common Stock are purchased by a Participating Employee under the Plan, such Participating Employee shall have all of the rights and privileges of a shareholder of the Company with respect to such shares of Common Stock. Subject to Sections 13 and 18 herein, a Participating Employee shall have the right at any time (i) to obtain a certificate for the whole shares of Common Stock credited to his or her Investment Account or (ii) to direct that any whole shares in his or her Investment Account be sold and that the proceeds, less expenses of sale, be remitted to such Participating Employee.

(c)  Notwithstanding anything in the Plan to the contrary, all whole and fractional shares of Common Stock acquired by the Participating Employee and held in his or her Investment Account (other than shares of Common Stock purchased as a result of the dividend reinvestment provisions of Section 7(c)) may not be sold or transferred by such Participating Employee until the earliest to occur of (i) such Participating Employee’s furlough or Termination of Employment for any reason or (ii) the first anniversary of the Investment Date on which such whole and fractional shares were purchased.

11. Rights Not Transferable

Rights under the Plan, except as set forth in Section 13(b) herein, are not transferable by a Participating Employee.

12. Change in Capital Structure

(a)  In the event of a stock dividend, spin-off, stock split or combination of shares, recapitalization or merger in which the Company is the surviving corporation or other change in the Company’s capital stock (including the creation or issuance to shareholders generally of rights, options or warrants for the purchase of common stock or preferred stock of the Company), the number and kind of shares of stock or securities of the Company to be subject to the Plan, the maximum number of shares or securities that may be delivered under the Plan, the Purchase Price and other relevant provisions shall be appropriately adjusted by the Committee, whose determination shall be binding on all persons.

(b)  If the Company is a party to a consolidation or a merger in which the Company is not the surviving corporation, a transaction that results in the acquisition of substantially all of the Company’s outstanding stock by a single person or entity, or a sale or transfer of substantially all of the Company’s assets, the Committee may take such actions with respect to the Plan as the Committee deems appropriate.

(c)  Notwithstanding anything in the Plan to the contrary, the Committee may take the foregoing actions without the consent of any Participating Employee, and the Committee’s determination shall be conclusive and binding on all persons for all purposes.

13. Distributions and Beneficiary Designations

(a)  If a Participating Employee has a Termination of Employment for any reason other than death: (i) the whole shares in his or her Investment Account shall be issued to the Participating Employee as soon as practicable, provided that the Participating Employee may elect to have such shares sold and the proceeds of the sale, less selling expenses, remitted to the Participating Employee; (ii) unless otherwise determined by the Committee (or designee), any fractional shares in his or her Investment Account shall be sold as soon as practicable, and the proceeds of the sale, less selling expenses, shall be remitted to the Participating Employee; and (iii) any amount in his or her Payroll Deduction Account shall be used to purchase shares as of the next following Investment Date, and such shares shall be distributed as soon as practicable thereafter in accordance with (a)(i) and (a)(ii) above; provided that, following the termination of his or her employment for any reason other than death, a Participating Employee may elect to receive a cash distribution from his or her Payroll Deduction Account before the next following Investment Date, if practicable.

(b)  If a Participating Employee dies: (i) with respect to any whole shares in his or her Investment Account shall be delivered to the Participating Employee’s Beneficiary as soon as practicable following the next Investment Date; (ii) unless otherwise determined by the Committee, any fractional shares in his or her Investment Account shall be sold as soon as practicable following the next Investment Date, and the proceeds of the sale, less selling expenses, shall be remitted to the Participating Employee’s Beneficiary; and (iii) any amount in his or her Payroll Deduction Account shall be used to purchase shares as of the next following Investment Date, and such shares shall be distributed to the Participating Employee’s Beneficiary as soon as practicable thereafter in accordance with (b)(i) and (b)(ii) above; provided that a Beneficiary may elect to receive the distributions from the Participating Employee’s Investment Account (as described in (b)(i) and (b)(ii), above) and Payroll Deduction Account before the Investment Date next following the Participating Employee’s death, if practicable.

(c)  Any shares of Common Stock and any amount in a Participating Employee’s Payroll Deduction Account payable to or for the benefit of a minor, an incompetent person or other person incapable of receipting therefor shall be deemed paid when paid to such person’s guardian or to the party providing or reasonably appearing to provide for the care of such person, and such payment shall fully discharge the Board, the Committee, the Company, the Senior Human Resources Officer and all other parties with respect thereto.

14. Tax Withholding

Each Participating Employee must make adequate provision for federal, state, or other tax withholding obligations, if any, which arise in connection with participation in the Plan. By electing to participate in the Plan, a Participating Employee authorizes the Company to withhold from the Participating Employee’s compensation the amounts necessary to satisfy any such applicable tax withholding obligations. At any time, the Company may, but shall not be obligated to, withhold from the Participating Employee’s compensation the amount necessary for the Company to satisfy any applicable tax withholding obligations.

15. Amendment of the Plan

The Board in its sole discretion may at any time amend the Plan in any respect; provided that such amendment is in compliance with all applicable laws and regulations and the requirements of any national securities exchange on which shares of Common Stock are then traded. Any such amendment shall be subject to the approval of the Company’s stockholders to the extent required by applicable law or the requirements of any national securities exchange on which shares of Common Stock are then traded.

16. Termination of the Plan

The Plan and all rights of Eligible Employees hereunder shall terminate:

(a)  on the Investment Date that Participating Employees become entitled to purchase a number of shares greater than the number of reserved shares remaining available for purchase; or

(b) at any earlier date determined by the Board in its sole discretion.

In the event that the Plan terminates under circumstances described in (a) above reserved shares remaining as of the termination date shall be sold to Participating Employees at the applicable Purchase Price on a pro rata basis. Upon termination of the Plan, all amounts in a Participating Employee’s Payroll Deduction Account that are not used to purchase Common Stock shall be refunded to the Participating Employee.

17. Effective Date of Plan

The Plan originally was adopted by the Board and became effective on May 13, 2021, subject to the approval of the Company’s shareholders at the Company’s 2021 annual meeting.

18. Government and Other Regulations

The Plan, and the grant and exercise of the rights to purchase shares hereunder, and the obligation to sell and deliver shares upon the exercise of rights to purchase shares, shall be subject to all applicable federal, state and foreign laws, rules and regulations, and to such approvals by any regulatory or government agency as may be required in the opinion of counsel for the Company.

19. Heirs and Personal Representatives

This Plan shall be binding upon the heirs, executors, administrators and successors of each Participating Employee and his or her Beneficiary(ies), present and future.

20. No Warranties

Neither the Board nor the Committee nor the Company and its Affiliates and Subsidiaries nor the Senior Human Resources Officer nor any other person or entity responsible for the administration of the Plan warrants or represents in any way that the value of each Participating Employee’s Investment Account will increase or will not decrease. The Participating Employee assumes all risk in connection with any change in value.

21. Interpretation

Headings are given to the Sections and subsections of the Plan solely as a convenience to facilitate reference and shall not be deemed in any way material or relevant to the construction or interpretation of the Plan or any provision thereof. Words in the masculine gender shall include the feminine gender, and where appropriate, the plural shall include the singular and the singular shall include the plural. The use herein of the word “including” following any general statement, term or matter shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not non-limiting language (such as “without limitation”, “but not limited to”, or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that could reasonably fall within the broadest possible scope of such general statement, term or matter. References herein to any agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and not prohibited by the Plan.